     Exhibit 99.1

CVS Health reports second quarter results
WOONSOCKET, RHODE ISLAND, August 2, 2023 - CVS Health Corporation® (NYSE: CVS) today announced operating results for the three months ended June 30, 2023.

Second quarter highlights	Key financial data
•Total revenues increased to $88.9 billion, up 10.3% compared to prior year
•GAAP diluted EPS of $1.48 and Adjusted EPS of $2.21

Year-to-date highlights
•Total revenues increased to $174.2 billion, up 10.6% compared to prior year
•GAAP diluted EPS of $3.13 and Adjusted EPS of $4.41
•Generated cash flow from operations of $13.3 billion

	Three Months Ended June 30,
In millions, except per share amounts	2023	2022	Change
Total revenues	$88,921	$80,636	$8,285
Operating income	3,234	4,669	(1,435)
Adjusted operating income (1)	4,481	5,002	(521)
Diluted earnings per share	$1.48	$2.29	$(0.81)
Adjusted EPS (2)	$2.21	$2.53	$(0.32)

Note: Financial information for the three and six months ended June 30, 2022 throughout this press release has been revised to conform with certain current period financial statement changes as described on page 16.

2023 Full-year guidance
•Revised GAAP diluted EPS guidance range to $6.53 to $6.75 from $6.90 to $7.12
•Confirmed Adjusted EPS guidance range of $8.50 to $8.70
•Confirmed cash flow from operations guidance range of $12.5 billion to $13.5 billion

CEO Commentary
“Our diversified business model delivered strong results this quarter. We continue to execute on our strategy to expand access to health services across our care delivery channels and strengthen our engagement with consumers to improve their health and well-being.”
-Karen S. Lynch, CVS Health President and CEO

In the spotlight
On May 2, 2023, completed the acquisition of Oak Street Health, a leading multi-payor, value-based primary care company with approximately 600 primary care providers and more than 170 medical centers across 21 states.

In July 2023, announced the launch of Caremark® Cost SaverTM to help lower pharmacy out-of-pocket drug costs for CVS Caremark clients’ members. Through the new program, eligible members will have automatic access to GoodRx’s prescription pricing to allow them to pay lower prices, when available, on generic medications in a seamless experience at the pharmacy counter.

Returned $795 million to shareholders through dividends during the three months ended June 30, 2023.

Investor Contact: Larry McGrath | Senior Vice President Business Development and Investor Relations | (800) 201-0938
Media Contact: Mike DeAngelis | Executive Director Corporate Communications | (401) 770-2645

The Company presents both GAAP and non-GAAP financial measures in this press release to assist in the comparison of the Company’s past financial performance with its current financial performance. See “Non-GAAP Financial Information” beginning on page 11 and endnotes beginning on page 24 for explanations of non-GAAP financial measures presented in this press release. See pages 13 through 15 and page 23 for reconciliations of each non-GAAP financial measure used in this release to the most directly comparable GAAP financial measure.

Consolidated second quarter results

	Three Months Ended June 30,			Six Months Ended June 30,
In millions, except per share amounts	2023	2022	Change	2023	2022	Change
Total revenues	$88,921	$80,636	$8,285	$174,199	$157,462	$16,737
Operating income	3,234	4,669	(1,435)	6,680	8,214	(1,534)
Adjusted operating income (1)	4,481	5,002	(521)	8,851	9,609	(758)
Net income	1,914	3,039	(1,125)	4,056	5,394	(1,338)
Diluted earnings per share	$1.48	$2.29	$(0.81)	$3.13	$4.06	$(0.93)
Adjusted EPS (2)	$2.21	$2.53	$(0.32)	$4.41	$4.82	$(0.41)

Q2 2023 financial results
For the three months ended June 30, 2023 compared to the prior year:
•Total revenues increased 10.3% driven by growth across all segments.
•Operating income decreased 30.7% primarily due to the decrease in adjusted operating income described below, a restructuring charge and acquisition-related transaction and integration costs recorded in the current year, as well as the absence of a $225 million pre-tax gain on the sale of PayFlex Holdings, Inc. (“PayFlex”) recorded in the prior year.
•Adjusted operating income decreased 10.4% primarily driven by declines in the Health Care Benefits and Pharmacy & Consumer Wellness segments, partially offset by increases in the Health Services segment. See pages 3 through 5 for additional discussion of adjusted operating income performance of the Company’s segments.
•Interest expense increased $103 million or 17.7%, due to higher debt in the three months ended June 30, 2023 to fund the acquisitions of Signify Health, Inc. (“Signify Health”) and Oak Street Health, Inc. (“Oak Street Health”).
•The effective income tax rate decreased to 25.5% compared to 26.4% primarily due to basis differences on the sale of PayFlex in the prior year.

Restructuring program
During the second quarter of 2023, the Company developed an enterprise-wide restructuring plan intended to streamline and simplify the organization, improve efficiency and reduce costs. In connection with the development of this plan and the recently completed acquisitions of Signify Health and Oak Street Health, the Company also conducted a strategic review of its various transformation initiatives and determined that it would terminate certain initiatives. In connection with the restructuring plan, during the three months ended June 30, 2023, the Company recorded a $496 million pre-tax restructuring charge. The restructuring charge is reflected in the Corporate/Other segment. The restructuring program is expected to be substantially complete by the end of 2023.

Health Care Benefits segment

The Health Care Benefits segment offers a full range of insured and self-insured (“ASC”) medical, pharmacy, dental and behavioral health products and services. The segment results for the three and six months ended June 30, 2023 and 2022 were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
In millions, except percentages	2023	2022	Change	2023	2022	Change
Total revenues	$26,747	$22,741	$4,006	$52,624	$45,835	$6,789
Adjusted operating income (1)	1,541	1,923	(382)	3,365	3,784	(419)
Medical benefit ratio (“MBR”) (3)	86.2%	82.7%	3.5%	85.4%	83.0%	2.4%
Medical membership (4)				25.6	24.4	1.2

•Total revenues increased 17.6% for the three months ended June 30, 2023 compared to the prior year driven by growth across all product lines.
•Adjusted operating income decreased 19.9% for the three months ended June 30, 2023 compared to the prior year, reflecting increased outpatient utilization in Medicare Advantage when compared with pandemic influenced utilization levels in the prior year, as well as the impact of lower year-over-year prior period development. These decreases were partially offset by higher net investment income in the three months ended June 30, 2023 compared to the prior year and the continuing benefit of operating expense leverage.
•The MBR increased to 86.2% in the three months ended June 30, 2023 compared to 82.7% in the prior year driven by increased outpatient utilization in Medicare Advantage when compared with pandemic influenced utilization levels in the prior year, as well as the impact of lower year-over-year prior period development.
•Medical membership as of June 30, 2023 of 25.6 million increased 121 thousand members compared with March 31, 2023, reflecting increases in the Commercial and Medicare product lines. These increases were partially offset by a decline in the Medicaid product line, primarily attributable to the resumption of Medicaid redeterminations following the expiration of the public health emergency.
•The segment experienced unfavorable development of prior-periods’ health care cost estimates in its Government Services business during the three months ended June 30, 2023, primarily attributable to first quarter 2023 Medicare Advantage performance. This was partially offset by favorable development of prior-periods’ health care cost estimates in the segment’s Commercial business during the three months ended June 30, 2023.
•Prior years’ health care costs payable estimates developed favorably by $612 million during the six months ended June 30, 2023. This development is reported on a basis consistent with the prior years’ development reported in the health care costs payable table in the Company’s annual audited financial statements and does not directly correspond to an increase in 2023 operating results.

See the supplemental information on page 18 for additional information regarding the performance of the Health Care Benefits segment.

Health Services segment

The Health Services segment provides a full range of pharmacy benefit management (“PBM”) solutions, delivers health care services in its medical clinics, virtually, and in the home, and offers provider enablement solutions. The segment results for the three and six months ended June 30, 2023 and 2022 were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
In millions	2023	2022	Change	2023	2022	Change
Total revenues	$46,215	$42,938	$3,277	$90,806	$82,553	$8,253
Adjusted operating income (1)	1,894	1,830	64	3,574	3,301	273
Pharmacy claims processed (5) (6)	576.6	583.8	(7.2)	1,163.9	1,150.3	13.6

•Total revenues increased 7.6% for the three months ended June 30, 2023 compared to the prior year primarily driven by pharmacy drug mix, growth in specialty pharmacy, brand inflation and the acquisitions of Oak Street Health and Signify Health. These increases were partially offset by continued pharmacy client price improvements.
•Adjusted operating income increased 3.5% for the three months ended June 30, 2023 compared to the prior year primarily driven by improved purchasing economics, including increased contributions from the products and services of the Company’s group purchasing organization. These increases were partially offset by continued pharmacy client price improvements and decreased COVID-19 diagnostic testing in the segment’s MinuteClinic® walk-in medical clinics compared to the prior year.
•Pharmacy claims processed decreased slightly on a 30-day equivalent basis for the three months ended June 30, 2023 compared to the prior year, reflecting an expected Medicaid customer contract change during the three months ended June 30, 2023 and a decrease in COVID-19 vaccinations. The decrease was largely offset by net new business.

See the supplemental information on page 19 for additional information regarding the performance of the Health Services segment.

Pharmacy & Consumer Wellness segment

The Pharmacy & Consumer Wellness segment dispenses prescriptions in its retail pharmacies and through its infusion operations, provides ancillary pharmacy services including pharmacy patient care programs, diagnostic testing and vaccination administration, and sells a wide assortment of health and wellness products and general merchandise. The segment also provides pharmacy services to long-term care facilities and pharmacy fulfillment services to support the Health Services segment’s specialty and mail order pharmacy offerings. The segment results for the three and six months ended June 30, 2023 and 2022 were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
In millions	2023	2022	Change	2023	2022	Change
Total revenues	$28,784	$26,746	$2,038	$56,706	$52,644	$4,062
Adjusted operating income (1)	1,413	1,710	(297)	2,547	3,283	(736)
Prescriptions filled (5) (6)	405.7	401.3	4.4	810.5	796.4	14.1

•Total revenues increased 7.6% for the three months ended June 30, 2023 compared to the prior year primarily driven by pharmacy drug mix, increased prescription volume and brand inflation. These increases were partially offset by the impact of recent generic introductions, decreased COVID-19 vaccinations, diagnostic testing and over-the-counter (“OTC”) test kit sales, continued pharmacy reimbursement pressure and a decrease in store count.
•Adjusted operating income decreased 17.4% for the three months ended June 30, 2023 compared to the prior year primarily driven by continued pharmacy reimbursement pressure, decreased COVID-19 vaccinations and diagnostic testing, as well as lower front store volume, including the impact of a weaker cough, cold and flu season compared to the prior year and decreased contributions from COVID-19 OTC test kits. These decreases were partially offset by the increased prescription volume described above and improved generic drug purchasing.
•Prescriptions filled increased 1.1% on a 30-day equivalent basis for the three months ended June 30, 2023 compared to the prior year primarily driven by increased utilization, partially offset by a decrease in COVID-19 vaccinations and the decrease in store count. Excluding the impact of COVID-19 vaccinations, prescriptions filled increased 2.4% on a 30-day equivalent basis for the three months ended June 30, 2023 compared to the prior year.
•Same store prescription volume(6)(12) increased 3.6% on a 30-day equivalent basis for the three months ended June 30, 2023 compared to the prior year, or 4.9% excluding the impact of COVID-19 vaccinations.

See the supplemental information on page 20 for additional information regarding the performance of the Pharmacy & Consumer Wellness segment.

2023 Full-year guidance

The Company revised its full-year 2023 GAAP diluted EPS guidance range to $6.53 to $6.75 from $6.90 to $7.12 and confirmed its full-year 2023 Adjusted EPS guidance range of $8.50 to $8.70. The Company also confirmed its full-year 2023 cash flow from operations guidance range of $12.5 billion to $13.5 billion.

The adjustments between full-year 2023 GAAP diluted EPS and Adjusted EPS include amortization of intangible assets, net realized capital losses, acquisition-related transaction and integration costs related to the acquisitions of Signify Health and Oak Street Health, a restructuring charge, office real estate optimization charges, a loss on assets held for sale and the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health.

Teleconference and webcast

The Company will be holding a conference call today for investors at 8:00 a.m. (Eastern Time) to discuss its second quarter results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

In addition, the Company will be hosting an Investor Day on December 5, 2023. Additional details will be forthcoming.

About CVS Health

CVS Health is the leading health solutions company, broadening access to care for millions of people nationwide. We improve the health of communities across America through our local presence, digital channels and with over 300,000 purpose-driven colleagues – including more than 40,000 physicians, pharmacists, nurses and nurse practitioners. We support individuals with their health – whether that’s managing health conditions, staying compliant with their medications or accessing affordable health services in the most convenient ways. Our goal is to create seamless connections across the health care system, simplifying the experience and being a trusted partner for every meaningful moment of health. And we do it all with heart, each and every day. Follow @CVSHealth on social media.

Cautionary statement concerning forward-looking statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health Corporation. Statements in this press release that are forward-looking include, but are not limited to, Ms. Lynch’s quotation, the information under the headings “2023 Full-year guidance” and “In the spotlight” and the information included in the reconciliations and endnotes. By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Actual results may differ materially from those contemplated by the forward-looking statements due to the risks and uncertainties related to the impact of COVID-19 and CVS Health’s acquisitions of Signify Health and Oak Street Health as well as additional risks and uncertainties as described in our Securities and Exchange Commission (“SEC”) filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023 and June 30, 2023 and our Current Reports on Form 8-K.

You are cautioned not to place undue reliance on CVS Health’s forward-looking statements. CVS Health’s forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. CVS Health does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.
- Tables Follow -

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except per share amounts	2023	2022	2023	2022
Revenues:
Products	$60,539	$56,794	$118,686	$109,316
Premiums	25,108	21,260	49,460	42,891
Services	3,000	2,436	5,445	4,941
Net investment income	274	146	608	314
Total revenues	88,921	80,636	174,199	157,462
Operating costs:
Cost of products sold	53,536	49,290	104,991	94,799
Health care costs	21,782	17,490	42,230	35,413
Restructuring charge	496	—	496	—
Opioid litigation charge	—	—	—	484
Loss on assets held for sale	—	—	349	41
Operating expenses	9,873	9,187	19,453	18,511
Total operating costs	85,687	75,967	167,519	149,248
Operating income	3,234	4,669	6,680	8,214
Interest expense	686	583	1,275	1,169
Other income	(22)	(43)	(44)	(85)
Income before income tax provision	2,570	4,129	5,449	7,130
Income tax provision	656	1,090	1,393	1,736
Net income	1,914	3,039	4,056	5,394
Net income attributable to noncontrolling interests	(13)	(10)	(19)	(11)
Net income attributable to CVS Health	$1,901	$3,029	$4,037	$5,383

Net income per share attributable to CVS Health:
Basic	$1.48	$2.31	$3.15	$4.10
Diluted	$1.48	$2.29	$3.13	$4.06
Weighted average shares outstanding:
Basic	1,283	1,313	1,283	1,312
Diluted	1,287	1,321	1,289	1,325
Dividends declared per share	$0.605	$0.55	$1.21	$1.10

CVS HEALTH CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

In millions	June 30, 2023	December 31, 2022
Assets:
Cash and cash equivalents	$13,807	$12,945
Investments	3,080	2,778
Accounts receivable, net	29,546	27,276
Inventories	17,291	19,090
Assets held for sale	620	908
Other current assets	3,412	2,636
Total current assets	67,756	65,633
Long-term investments	22,114	21,096
Property and equipment, net	13,001	12,873
Operating lease right-of-use assets	17,703	17,872
Goodwill	91,260	78,150
Intangible assets, net	30,118	24,803
Separate accounts assets	3,267	3,228
Other assets	4,852	4,620
Total assets	$250,071	$228,275

Liabilities:
Accounts payable	$13,367	$14,838
Pharmacy claims and discounts payable	20,417	19,423
Health care costs payable	11,998	10,142
Policyholders’ funds	1,411	1,500
Accrued expenses	22,831	18,745
Other insurance liabilities	4,866	1,089
Current portion of operating lease liabilities	1,706	1,678
Short-term debt	1,000	—
Current portion of long-term debt	1,402	1,778
Liabilities held for sale	208	228
Total current liabilities	79,206	69,421
Long-term operating lease liabilities	16,609	16,800
Long-term debt	61,419	50,476
Deferred income taxes	4,588	4,016
Separate accounts liabilities	3,267	3,228
Other long-term insurance liabilities	5,659	5,835
Other long-term liabilities	6,321	6,730
Total liabilities	177,069	156,506

Shareholders’ equity:
Preferred stock	—	—
Common stock and capital surplus	48,649	48,193
Treasury stock	(33,933)	(31,858)
Retained earnings	58,868	56,398
Accumulated other comprehensive loss	(858)	(1,264)
Total CVS Health shareholders’ equity	72,726	71,469
Noncontrolling interests	276	300
Total shareholders’ equity	73,002	71,769
Total liabilities and shareholders’ equity	$250,071	$228,275

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
In millions	2023	2022
Cash flows from operating activities:
Cash receipts from customers	$175,567	$151,769
Cash paid for prescriptions dispensed and health services rendered	(101,318)	(90,887)
Insurance benefits paid	(41,108)	(33,920)
Cash paid to other suppliers and employees	(17,686)	(15,119)
Interest and investment income received	801	200
Interest paid	(1,131)	(1,150)
Income taxes paid	(1,779)	(1,887)
Net cash provided by operating activities	13,346	9,006

Cash flows from investing activities:
Proceeds from sales and maturities of investments	3,640	4,360
Purchases of investments	(4,499)	(5,010)
Purchases of property and equipment	(1,575)	(1,459)
Acquisitions (net of cash and restricted cash acquired)	(16,474)	(125)
Proceeds from sale of subsidiaries (net of cash and restricted cash sold of $2,807 in 2022)	—	(1,943)
Other	32	54
Net cash used in investing activities	(18,876)	(4,123)

Cash flows from financing activities:
Commercial paper borrowings (repayments), net	1,000	—
Proceeds from issuance of short-term loan	5,000	—
Repayment of short-term loan	(5,000)	—
Proceeds from issuance of long-term debt	10,898	—
Repayments of long-term debt	(1,787)	(1,529)
Repurchase of common stock	(2,016)	(2,000)
Dividends paid	(1,574)	(1,462)
Proceeds from exercise of stock options	120	348
Payments for taxes related to net share settlement of equity awards	(168)	(329)
Other	(121)	(139)
Net cash provided by (used in) financing activities	6,352	(5,111)
Net increase (decrease) in cash, cash equivalents and restricted cash	822	(228)
Cash, cash equivalents and restricted cash at the beginning of the period	13,305	12,691
Cash, cash equivalents and restricted cash at the end of the period	$14,127	$12,463

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
In millions	2023	2022
Reconciliation of net income to net cash provided by operating activities:
Net income	$4,056	$5,394
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,105	2,131
Stock-based compensation	307	236
Gain on sale of subsidiary	—	(225)
Deferred income taxes and other noncash items	87	(246)
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(804)	(2,687)
Inventories	1,800	469
Other assets	(913)	(286)
Accounts payable and pharmacy claims and discounts payable	(118)	2,033
Health care costs payable and other insurance liabilities	4,334	1,286
Other liabilities	2,492	901
Net cash provided by operating activities	$13,346	$9,006

Non-GAAP Financial Information

The Company uses non-GAAP financial measures to analyze underlying business performance and trends. The Company believes that providing these non-GAAP financial measures enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance. These non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The Company’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

Non-GAAP financial measures such as consolidated adjusted operating income, adjusted earnings per share (“EPS”) and adjusted income attributable to CVS Health exclude from the relevant GAAP metrics, as applicable: amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance. Effective January 1, 2023, the Company’s non-GAAP financial measures also exclude the impact of net realized capital gains or losses, described in further detail below. Prior period financial information throughout this press release has been revised to conform with the current period presentation.

For the periods covered in this press release, the following items are excluded from the non-GAAP financial measures described above, as applicable, because the Company believes they neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance:
•The Company’s acquisition activities have resulted in the recognition of intangible assets as required under the acquisition method of accounting which consist primarily of trademarks, customer contracts/relationships, covenants not to compete, technology, provider networks and value of business acquired. Definite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in the unaudited condensed consolidated statements of operations in operating expenses within each segment. Although intangible assets contribute to the Company’s revenue generation, the amortization of intangible assets does not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of the Company’s acquisition activity. Accordingly, the Company believes excluding the amortization of intangible assets enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. Intangible asset amortization is excluded from the related non-GAAP financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.
•The Company’s net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of insurance liabilities. Net realized capital gains and losses are reflected in the unaudited condensed consolidated statements of operations in net investment income (loss) within each segment. These capital gains and losses are the result of investment decisions, market conditions and other economic developments that are unrelated to the performance of the Company’s business, and the amount and timing of these capital gains and losses do not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Accordingly, the Company believes excluding net realized capital gains and losses enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends.
•During the three and six months ended June 30, 2023, the acquisition-related transaction and integration costs relate to the acquisitions of Signify Health and Oak Street Health. The acquisition-related transaction and integration costs are reflected in the Company’s unaudited condensed consolidated statements of operations in operating expenses within the Corporate/Other segment.
•During the three and six months ended June 30, 2023, the restructuring charge is primarily comprised of severance and employee-related costs and asset impairment charges. During the second quarter of 2023, the Company developed an enterprise-wide restructuring plan intended to streamline and simplify the organization, improve efficiency and reduce costs. In connection with the development of this plan and the recently completed acquisitions of Signify Health and Oak Street Health, the Company also conducted a strategic review of its various transformation initiatives and determined that it would terminate certain initiatives. The restructuring charge is reflected within the Corporate/Other segment.
•During the three and six months ended June 30, 2023, the office real estate optimization charges primarily relate to the abandonment of leased real estate and the related right-of-use assets and property and equipment in connection with the planned reduction of corporate office real estate space in response to the Company’s new flexible work arrangement. The office real estate optimization charges are reflected in the Company’s unaudited condensed consolidated statements of operations in operating expenses within the Health Care Benefits, Health Services and Corporate/Other segments.
•During the six months ended June 30, 2023, the loss on assets held for sale relates to the Company’s long-term care (“LTC”) reporting unit within the Pharmacy & Consumer Wellness segment. During 2022, the Company determined that its LTC business was no longer a strategic asset and committed to a plan to sell it, at which time the LTC business met the criteria for held-for-sale accounting and its net assets were accounted for as assets held for sale. As of June 30, 2023, the net assets of the LTC business continued to meet the criteria for held-for-sale accounting and the carrying value of the LTC business reflected its estimated fair value less costs to sell. During the first quarter of 2023, a loss on assets held for sale was recorded to write down the carrying value of the LTC business to the Company’s best estimate of the ultimate selling price which reflects its estimated fair value less costs to sell. During the six months ended June 30, 2022, the loss on assets held for sale relates to the Company’s international health care business domiciled in Thailand (“Thailand business”), which was included in the Commercial Business reporting unit in the Health Care Benefits segment. The sale of the Thailand business closed in the second quarter of 2022, and the ultimate loss on the sale was not material.
•During the three and six months ended June 30, 2022, the gain on divestiture of subsidiary represents the pre-tax gain on the sale of PayFlex, which the Company sold on June 1, 2022, for approximately $775 million. The gain on divestiture is reflected as a reduction in operating expenses in the Company’s unaudited condensed consolidated statements of operations within the Health Care Benefits segment.
•During the six months ended June 30, 2022, the opioid litigation charge relates to an agreement to resolve substantially all opioid claims against the Company by the State of Florida. The opioid litigation charge is reflected within the Corporate/Other segment.
•The corresponding tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health and Adjusted EPS above. The nature of each non-GAAP adjustment is evaluated to determine whether a discrete adjustment should be made to the adjusted income tax provision. During the six months ended June 30, 2022, the Company’s adjusted income tax provision also excludes the impact of certain discrete tax items concluded in the first quarter of 2022.

See endnotes (1) and (2) on page 24 for definitions of non-GAAP financial measures. Reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are presented on pages 13 through 15 and page 23.

Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures

Adjusted Operating Income
(Unaudited)

The following are reconciliations of consolidated operating income (GAAP measure) to consolidated adjusted operating income, as well as reconciliations of segment GAAP operating income to segment adjusted operating income:

	Three Months Ended June 30, 2023
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$1,160	$1,767	$1,349	$(1,042)	$3,234
Amortization of intangible assets	294	125	65	1	485
Net realized capital (gains) losses	78	—	(1)	21	98
Acquisition-related transaction and integration costs	—	—	—	157	157
Restructuring charge	—	—	—	496	496
Office real estate optimization charges	9	2	—	—	11
Adjusted operating income (loss) (1)	$1,541	$1,894	$1,413	$(367)	$4,481

	Three Months Ended June 30, 2022
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$1,785	$1,789	$1,570	$(475)	$4,669
Amortization of intangible assets	296	41	122	1	460
Net realized capital losses	67	—	18	13	98
Gain on divestiture of subsidiary	(225)	—	—	—	(225)
Adjusted operating income (loss) (1)	$1,923	$1,830	$1,710	$(461)	$5,002

	Six Months Ended June 30, 2023
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$2,568	$3,405	$2,066	$(1,359)	$6,680
Amortization of intangible assets	589	166	130	2	887
Net realized capital losses	177	—	2	24	203
Acquisition-related transaction and integration costs	—	—	—	200	200
Restructuring charge	—	—	—	496	496
Office real estate optimization charges	31	3	—	2	36
Loss on assets held for sale	—	—	349	—	349
Adjusted operating income (loss) (1)	$3,365	$3,574	$2,547	$(635)	$8,851

	Six Months Ended June 30, 2022
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$3,252	$3,216	$3,005	$(1,259)	$8,214
Amortization of intangible assets	591	85	244	2	922
Net realized capital losses	125	—	34	14	173
Loss on assets held for sale	41	—	—	—	41
Gain on divestiture of subsidiary	(225)	—	—	—	(225)
Opioid litigation charge	—	—	—	484	484
Adjusted operating income (loss) (1)	$3,784	$3,301	$3,283	$(759)	$9,609

Adjusted Earnings Per Share
(Unaudited)

The following are reconciliations of net income attributable to CVS Health to adjusted income attributable to CVS Health and calculations of GAAP diluted EPS and Adjusted EPS:

	Three Months Ended June 30, 2023		Three Months Ended June 30, 2022
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$1,901	$1.48	$3,029	$2.29
Amortization of intangible assets	485	0.38	460	0.35
Net realized capital losses	98	0.08	98	0.07
Acquisition-related transaction and integration costs	157	0.12	—	—
Restructuring charge	496	0.38	—	—
Office real estate optimization charges	11	0.01	—	—
Gain on divestiture of subsidiary	—	—	(225)	(0.17)
Tax impact of non-GAAP adjustments	(303)	(0.24)	(25)	(0.01)
Adjusted income attributable to CVS Health (2)	$2,845	$2.21	$3,337	$2.53

Weighted average diluted shares outstanding		1,287		1,321

	Six Months Ended June 30, 2023		Six Months Ended June 30, 2022
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$4,037	$3.13	$5,383	$4.06
Amortization of intangible assets	887	0.69	922	0.70
Net realized capital losses	203	0.16	173	0.13
Acquisition-related transaction and integration costs	200	0.16	—	—
Restructuring charge	496	0.38	—	—
Office real estate optimization charges	36	0.03	—	—
Loss on assets held for sale	349	0.27	41	0.03
Gain on divestiture of subsidiary	—	—	(225)	(0.17)
Opioid litigation charge	—	—	484	0.36
Tax impact of non-GAAP adjustments	(524)	(0.41)	(393)	(0.29)
Adjusted income attributable to CVS Health (2)	$5,684	$4.41	$6,385	$4.82

Weighted average diluted shares outstanding		1,289		1,325

Supplemental Information
(Unaudited)

The Company’s segments maintain separate financial information, and the Company’s chief operating decision maker (the “CODM”) evaluates the segments’ operating results on a regular basis in deciding how to allocate resources among the segments and in assessing segment performance. The CODM evaluates the performance of the Company’s segments based on adjusted operating income. Adjusted operating income is defined as operating income (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance as further described in endnote (1). Effective for the first quarter of 2023, adjusted operating income also excludes the impact of net realized capital gains or losses. The Company uses adjusted operating income as its principal measure of segment performance as it enhances the Company’s ability to compare past financial performance with current performance and analyze underlying business performance and trends.

Segment financial information for the three and six months ended June 30, 2022 has been revised to conform with current period presentation for the following items:
•Effective for the first quarter of 2023, the Company realigned the composition of its segments to correspond with changes made to its operating model and how the business is managed. As a result of this realignment, the Company formed a new Health Services segment, which in addition to providing a full range of PBM solutions, also delivers health care services in the Company’s medical clinics, virtually, and in the home, as well as provider enablement solutions. In addition, the Company created a new Pharmacy & Consumer Wellness segment, which includes its retail and long-term care pharmacy operations and related pharmacy services, as well as its retail front store operations. This segment will also provide pharmacy fulfillment services to support the Health Services segment’s specialty and mail order pharmacy offerings. The Company also discontinued its former segment reporting practice for activity under its Maintenance Choice® program as described in Note (b) of the table on page 17. Following this segment realignment, the Company’s four reportable segments are: Health Care Benefits, Health Services, Pharmacy & Consumer Wellness and Corporate/Other.
•Effective January 1, 2023, the Company adopted a new accounting standard related to the accounting for long-duration insurance contracts using a modified retrospective transition method. Refer to Note 1 ‘‘Significant Accounting Policies’’ in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2023 for further information regarding the adoption of this accounting standard.
•Effective January 1, 2023, the Company’s non-GAAP financial measures exclude the impact of net realized capital gains or losses, described in further detail on page 11.

The impact of these items on segment financial information for the three and six months ended June 30, 2022 is reflected in the “Adjustments” lines of the table on page 17.

The following is a reconciliation of financial measures of the Company’s segments to the consolidated totals:

In millions	Health Care Benefits	Health Services (a)	Pharmacy & Consumer Wellness	Corporate/ Other	Intersegment Eliminations (b)	Consolidated Totals
Three Months Ended
June 30, 2023
Total revenues	$26,747	$46,215	$28,784	$83	$(12,908)	$88,921
Adjusted operating income (loss) (1)	1,541	1,894	1,413	(367)	—	4,481
June 30, 2022
Total revenues, as previously reported	$22,756	$42,812	$26,286	$110	$(11,328)	$80,636
Adjustments	(15)	126	460	—	(571)	—
Total revenues, as adjusted	$22,741	$42,938	$26,746	$110	$(11,899)	$80,636
Adjusted operating income (loss), as previously reported	$1,831	$1,855	$1,862	$(555)	$(183)	$4,810
Adjustments	92	(25)	(152)	94	183	192
Adjusted operating income (loss), as adjusted (1)	$1,923	$1,830	$1,710	$(461)	$—	$5,002

Six Months Ended
June 30, 2023
Total revenues	$52,624	$90,806	$56,706	$271	$(26,208)	$174,199
Adjusted operating income (loss) (1)	3,365	3,574	2,547	(635)	—	8,851
June 30, 2022
Total revenues, as previously reported	$45,865	$82,273	$51,704	$236	$(22,616)	$157,462
Adjustments	(30)	280	940	—	(1,190)	—
Total revenues, as adjusted	$45,835	$82,553	$52,644	$236	$(23,806)	$157,462
Adjusted operating income (loss), as previously reported	$3,582	$3,491	$3,467	$(860)	$(387)	$9,293
Adjustments	202	(190)	(184)	101	387	316
Adjusted operating income (loss), as adjusted (1)	$3,784	$3,301	$3,283	$(759)	$—	$9,609
_____________________________________________
(a)Total revenues of the Health Services segment include approximately $3.4 billion and $3.1 billion of retail co-payments for the three months ended June 30, 2023 and 2022, respectively, and $7.5 billion and $6.9 billion of retail co-payments for the six months ended June 30, 2023 and 2022, respectively.
(b)Intersegment revenue eliminations relate to intersegment revenue generating activities that occur between the Health Care Benefits segment, the Health Services segment, and/or the Pharmacy & Consumer Wellness segment. Prior to January 1, 2023, intersegment adjusted operating income eliminations occurred when members of the Health Services segment’s clients enrolled in Maintenance Choice elected to pick up maintenance prescriptions at one of the Company’s retail pharmacies instead of receiving them through the mail. When this occurred, both the Health Services and Pharmacy & Consumer Wellness segments recorded the adjusted operating income on a stand-alone basis. Effective January 1, 2023, the adjusted operating income associated with such transactions is reported only in the Pharmacy & Consumer Wellness segment, therefore no adjusted operating income elimination is required.

Supplemental Information
(Unaudited)

Health Care Benefits segment

The following table summarizes the Health Care Benefits segment’s performance for the respective periods:

					Change
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30, 2023 vs 2022		Six Months Ended June 30, 2023 vs 2022
In millions, except percentages and basis points (“bps”)	2023	2022	2023	2022	$	%	$	%
Revenues:
Premiums	$25,095	$21,245	$49,434	$42,859	$3,850	18.1%	$6,575	15.3%
Services	1,447	1,408	2,821	2,799	39	2.8%	22	0.8%
Net investment income	205	88	369	177	117	133.0%	192	108.5%
Total revenues	26,747	22,741	52,624	45,835	4,006	17.6%	6,789	14.8%
Health care costs	21,620	17,569	42,215	35,588	4,051	23.1%	6,627	18.6%
MBR (Health care costs as a % of premium revenues) (3)	86.2%	82.7%	85.4%	83.0%	350	bps	240	bps
Loss on assets held for sale	$—	$—	$—	$41	$—	—%	$(41)	(100.0)%
Operating expenses	3,967	3,387	7,841	6,954	580	17.1%	887	12.8%
Operating expenses as a % of total revenues	14.8%	14.9%	14.9%	15.2%
Operating income	$1,160	$1,785	$2,568	$3,252	$(625)	(35.0)%	$(684)	(21.0)%
Operating income as a % of total revenues	4.3%	7.8%	4.9%	7.1%
Adjusted operating income (1)	$1,541	$1,923	$3,365	$3,784	$(382)	(19.9)%	$(419)	(11.1)%
Adjusted operating income as a % of total revenues	5.8%	8.5%	6.4%	8.3%
Premium revenues (by business):
Government	$17,944	$15,751	$35,472	$31,946	$2,193	13.9%	$3,526	11.0%
Commercial	7,151	5,494	13,962	10,913	1,657	30.2%	3,049	27.9%

The following table summarizes the Health Care Benefits segment’s medical membership for the respective periods:

	June 30, 2023			March 31, 2023			December 31, 2022			June 30, 2022
In thousands	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total
Medical membership: (4)
Commercial	4,033	14,114	18,147	3,949	14,039	17,988	3,136	13,896	17,032	3,158	13,835	16,993
Medicare Advantage	3,408	—	3,408	3,387	—	3,387	3,270	—	3,270	3,216	—	3,216
Medicare Supplement	1,351	—	1,351	1,344	—	1,344	1,363	—	1,363	1,314	—	1,314
Medicaid	2,261	467	2,728	2,293	501	2,794	2,234	497	2,731	2,425	484	2,909
Total medical membership	11,053	14,581	25,634	10,973	14,540	25,513	10,003	14,393	24,396	10,113	14,319	24,432

Supplemental membership information:
Medicare Prescription Drug Plan (standalone)			6,094			6,112			6,128			6,051

The following table summarizes the Health Care Benefits segment’s days claims payable for the respective periods:

	June 30, 2023	March 31, 2023	December 31, 2022	June 30, 2022
Days Claims Payable (7)	46.9	48.1	51.3	53.4

Supplemental Information
(Unaudited)

Health Services segment

The following table summarizes the Health Services segment’s performance for the respective periods:

					Change
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30, 2023 vs 2022		Six Months Ended June 30, 2023 vs 2022
In millions, except percentages	2023	2022	2023	2022	$	%	$	%
Revenues:
Products	$44,681	$42,250	$88,352	$81,149	$2,431	5.8%	$7,203	8.9%
Services	1,534	688	2,454	1,404	846	123.0%	1,050	74.8%
Total revenues	46,215	42,938	90,806	82,553	3,277	7.6%	8,253	10.0%
Cost of products sold	43,271	40,585	85,687	78,207	2,686	6.6%	7,480	9.6%
Health care costs	383	—	383	—	383	100.0%	383	100.0%
Gross profit (8)	2,561	2,353	4,736	4,346	208	8.8%	390	9.0%
Gross margin (Gross profit as a % of total revenues) (8)	5.5%	5.5%	5.2%	5.3%
Operating expenses	$794	$564	$1,331	$1,130	$230	40.8%	$201	17.8%
Operating expenses as a % of total revenues	1.7%	1.3%	1.5%	1.4%
Operating income	$1,767	$1,789	$3,405	$3,216	$(22)	(1.2)%	$189	5.9%
Operating income as a % of total revenues	3.8%	4.2%	3.7%	3.9%
Adjusted operating income (1)	$1,894	$1,830	$3,574	$3,301	$64	3.5%	$273	8.3%
Adjusted operating income as a % of total revenues	4.1%	4.3%	3.9%	4.0%
Revenues (by distribution channel):
Pharmacy network (9)	$27,477	$25,896	$55,069	$50,024	$1,581	6.1%	$5,045	10.1%
Mail & specialty (10)	17,229	16,283	33,374	30,951	946	5.8%	2,423	7.8%
Other	1,509	759	2,363	1,578	750	98.8%	785	49.7%
Pharmacy claims processed (5) (6) (a)	576.6	583.8	1,163.9	1,150.3	(7.2)	(1.2)%	13.6	1.2%
Generic dispensing rate (6) (11) (b)	88.3%	88.0%	88.4%	87.9%
_____________________________________________
(a)Excluding the impact of COVID-19 vaccinations, pharmacy claims processed decreased 0.5% and increased 2.1% on a 30-day equivalent basis for the three and six months ended June 30, 2023, respectively, compared to the prior year.
(b)Excluding the impact of COVID-19 vaccinations, the Health Services segment’s generic dispensing rate was 88.4% and 88.8% in the three months ended June 30, 2023 and 2022, respectively, and 88.5% and 88.8% in the six months ended June 30, 2023 and 2022, respectively.

Supplemental Information
(Unaudited)

Pharmacy & Consumer Wellness segment

The following table summarizes the Pharmacy & Consumer Wellness segment’s performance for the respective periods:

					Change
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30, 2023 vs 2022		Six Months Ended June 30, 2023 vs 2022
In millions, except percentages	2023	2022	2023	2022	$	%	$	%
Revenues:
Products	$28,141	$25,870	$55,399	$50,774	$2,271	8.8%	$4,625	9.1%
Services	642	894	1,309	1,904	(252)	(28.2)%	(595)	(31.3)%
Net investment income (loss)	1	(18)	(2)	(34)	19	105.6%	32	94.1%
Total revenues	28,784	26,746	56,706	52,644	2,038	7.6%	4,062	7.7%
Cost of products sold	22,628	20,181	44,504	39,563	2,447	12.1%	4,941	12.5%
Gross profit (8)	6,156	6,565	12,202	13,081	(409)	(6.2)%	(879)	(6.7)%
Gross margin (Gross profit as a % of total revenues) (8)	21.4%	24.5%	21.5%	24.8%
Loss on assets held for sale	$—	$—	$349	$—	$—	—%	$349	100.0%
Operating expenses	4,807	4,995	9,787	10,076	(188)	(3.8)%	(289)	(2.9)%
Operating expenses as a % of total revenues	16.7%	18.7%	17.3%	19.1%
Operating income	$1,349	$1,570	$2,066	$3,005	$(221)	(14.1)%	$(939)	(31.2)%
Operating income as a % of total revenues	4.7%	5.9%	3.6%	5.7%
Adjusted operating income (1)	$1,413	$1,710	$2,547	$3,283	$(297)	(17.4)%	$(736)	(22.4)%
Adjusted operating income as a % of total revenues	4.9%	6.4%	4.5%	6.2%
Revenues (by major goods/service lines):
Pharmacy	$22,614	$20,442	$44,394	$40,412	$2,172	10.6%	$3,982	9.9%
Front Store	5,629	5,736	11,226	11,049	(107)	(1.9)%	177	1.6%
Other	540	586	1,088	1,217	(46)	(7.8)%	(129)	(10.6)%
Net investment income (loss)	1	(18)	(2)	(34)	19	105.6%	32	94.1%
Prescriptions filled (5) (6) (a)	405.7	401.3	810.5	796.4	4.4	1.1%	14.1	1.8%
Same store sales increase (decrease): (12)
Total	10.9%	8.1%	11.3%	9.4%
Pharmacy	14.3%	7.6%	13.5%	8.8%
Front Store	(0.3)%	9.9%	3.5%	11.8%
Prescription volume (6)	3.6%	3.1%	4.3%	4.5%
Generic dispensing rate (6) (11) (b)	89.5%	88.5%	89.5%	88.0%
_____________________________________________
(a)Excluding the impact of COVID-19 vaccinations, prescriptions filled increased 2.4% and 3.4% on a 30-day equivalent basis for the three and six months ended June 30, 2023, respectively, compared to the prior year.
(b)Excluding the impact of COVID-19 vaccinations, the Pharmacy & Consumer Wellness segment’s generic dispensing rate was 89.7% and 89.8% in the three months ended June 30, 2023 and 2022, respectively, and 89.7% and 89.8% in the six months ended June 30, 2023 and 2022, respectively.

Supplemental Information
(Unaudited)

Corporate/Other segment

The following table summarizes the Corporate/Other segment’s performance for the respective periods:

					Change
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30, 2023 vs 2022		Six Months Ended June 30, 2023 vs 2022
In millions, except percentages	2023	2022	2023	2022	$	%	$	%
Revenues:
Premiums	$13	$15	$26	$32	$(2)	(13.3)%	$(6)	(18.8)%
Services	2	19	4	33	(17)	(89.5)%	(29)	(87.9)%
Net investment income	68	76	241	171	(8)	(10.5)%	70	40.9%
Total revenues	83	110	271	236	(27)	(24.5)%	35	14.8%
Cost of products sold	—	10	1	20	(10)	(100.0)%	(19)	(95.0)%
Health care costs	50	88	102	149	(38)	(43.2)%	(47)	(31.5)%
Restructuring charge	496	—	496	—	496	100.0%	496	100.0%
Opioid litigation charge	—	—	—	484	—	—%	(484)	(100.0)%
Operating expenses	579	487	1,031	842	92	18.9%	189	22.4%
Operating loss	(1,042)	(475)	(1,359)	(1,259)	(567)	(119.4)%	(100)	(7.9)%
Adjusted operating loss (1)	(367)	(461)	(635)	(759)	94	20.4%	124	16.3%

Supplemental Information
(Unaudited)

The following table shows the components of the change in health care costs payable during the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30,
In millions	2023	2022
Health care costs payable, beginning of period	$10,142	$8,678
Less: Reinsurance recoverables	5	8
Less: Impact of discount rate on long-duration insurance reserves (a)	8	—
Health care costs payable, beginning of period, net	10,129	8,670
Acquisitions, net	1,102	—
Add: Components of incurred health care costs
Current year	42,705	35,884
Prior years (b)	(619)	(666)
Total incurred health care costs (c)	42,086	35,218
Less: Claims paid
Current year	32,502	26,971
Prior years	8,800	6,732
Total claims paid	41,302	33,703
Add: Premium deficiency reserve	—	5
Health care costs payable, end of period, net	12,015	10,190
Add: Reinsurance recoverables	5	4
Add: Impact of discount rate on long-duration insurance reserves (a)	(22)	8
Health care costs payable, end of period	$11,998	$10,202
_____________________________________________
(a)Reflects the difference between the current discount rate and the locked-in discount rate on long-duration insurance reserves which is recorded within accumulated other comprehensive loss on the unaudited condensed consolidated balance sheets. Refer to Note 1 ‘‘Significant Accounting Policies’’ in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2023 for further information related to the adoption of the long-duration insurance contracts accounting standard.
(b)Negative amounts reported for incurred health care costs related to prior years result from claims being settled for amounts less than originally estimated.
(c)Total incurred health care costs for the six months ended June 30, 2023 and 2022 in the table above exclude $42 million and $41 million, respectively, of health care costs recorded in the Health Care Benefits segment that are included in other insurance liabilities on the unaudited condensed consolidated balance sheets and $102 million and $149 million, respectively, of health care costs recorded in the Corporate/Other segment that are included in other insurance liabilities on the unaudited condensed consolidated balance sheets. The incurred health care costs for the six months ended June 30, 2022 also exclude $5 million for premium deficiency reserves related to the Company’s Medicaid products.

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliations of projected net income attributable to CVS Health to projected adjusted income attributable to CVS Health and calculations of projected GAAP diluted EPS and projected Adjusted EPS contain forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our SEC filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023. See “Non-GAAP Financial Information” earlier in this press release and endnote (2) later in this press release for more information on how we calculate Adjusted EPS.

	Year Ending December 31, 2023
	Low		High
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$8,437	$6.53	$8,733	$6.75
Non-GAAP adjustments:
Amortization of intangible assets	1,915	1.48	1,895	1.47
Net realized capital losses	203	0.16	203	0.16
Acquisition-related transaction and integration costs	350	0.27	330	0.26
Restructuring charge	496	0.38	496	0.38
Office real estate optimization charges	70	0.05	60	0.05
Loss on assets held for sale	349	0.27	349	0.27
Tax impact of non-GAAP adjustments	(830)	(0.64)	(817)	(0.64)
Adjusted income attributable to CVS Health (2)	$10,990	$8.50	$11,249	$8.70

Weighted average diluted shares outstanding		1,293		1,293

Endnotes

(1) The Company defines adjusted operating income as operating income (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related transaction and integration costs, restructuring charges, office real estate optimization charges, losses on assets held for sale, gains/losses on divestitures and opioid litigation charges. The Company uses adjusted operating income as its principal measure of segment performance as it enhances the Company’s ability to compare past financial performance with current performance and analyze underlying business performance and trends. The consolidated measure is not determined in accordance with GAAP and should not be considered a substitute for, or superior to, the most directly comparable GAAP measure, consolidated operating income. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from consolidated operating income in determining consolidated adjusted operating income.
(2) Adjusted EPS is calculated by dividing adjusted income attributable to CVS Health by the Company’s weighted average diluted shares outstanding. The Company defines adjusted income attributable to CVS Health as net income attributable to CVS Health (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related transaction and integration costs, restructuring charges, office real estate optimization charges, losses on assets held for sale, gains/losses on divestitures, opioid litigation charges, as well as the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health and certain discrete tax items. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from net income attributable to CVS Health in determining adjusted income attributable to CVS Health.
(3) Medical benefit ratio is calculated by dividing the Health Care Benefits segment’s health care costs by premium revenues and represents the percentage of premium revenues spent on medical benefits for the segment’s insured members. Management uses MBR to assess the underlying business performance and underwriting of its insurance products, understand variances between actual results and expected results and identify trends in period-over-period results. MBR provides management and investors with information useful in assessing the operating results of the segment’s insured Health Care Benefits products.
(4) Medical membership represents the number of members covered by the Health Care Benefits segment’s insured and ASC medical products and related services at a specified point in time. Management uses this metric to understand variances between actual medical membership and expected amounts as well as trends in period-over-period results. This metric provides management and investors with information useful in understanding the impact of medical membership on the Health Care Benefits segment’s total revenues and operating results.
(5) Pharmacy claims processed represents the number of prescription claims processed through the Company’s pharmacy benefits manager and dispensed by either its retail network pharmacies or the Company’s mail and specialty pharmacies. Prescriptions filled represents the number of prescriptions dispensed through the Pharmacy & Consumer Wellness segment’s retail and long-term care pharmacies and infusion services operations. Management uses these metrics to understand variances between actual claims processed and prescriptions dispensed, respectively, and expected amounts as well as trends in period-over-period results. These metrics provide management and investors with information useful in understanding the impact of pharmacy claim volume and prescription volume, respectively, on segment total revenues and operating results.
(6) Includes an adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.
(7) Days claims payable is calculated by dividing the Health Care Benefits segment’s health care costs payable at the end of each quarter by its average health care costs per day during such quarter. Management and investors use this metric as an indicator of the adequacy of the Health Care Benefits segment’s health care costs payable liability at the end of each quarter and as an indicator of changes in such adequacy over time.

(8) Gross profit is calculated as the segment’s total revenues less its cost of products sold, and, for the Health Services segment, health care costs. Gross margin is calculated by dividing the segment’s gross profit by its total revenues and represents the percentage of total revenues that remains after incurring direct costs associated with the segment’s products sold and services provided. Gross margin provides investors with information that may be useful in assessing the operating results of the Company’s Health Services and Pharmacy & Consumer Wellness segments.
(9) Health Services pharmacy network revenues relate to claims filled at retail and specialty retail pharmacies, including the Company’s retail pharmacies and LTC pharmacies. Effective January 1, 2023, pharmacy network revenues also include activity associated with Maintenance Choice, which permits eligible client plan members to fill their maintenance prescriptions through mail order delivery or at a CVS pharmacy retail store for the same price as mail order. Maintenance Choice activity was previously reflected in mail & specialty revenues. Prior period financial information has been revised to conform with current period presentation.
(10) Health Services mail & specialty revenues relate to specialty mail claims inclusive of Specialty Connect® claims picked up at a retail pharmacy, as well as mail order and specialty claims fulfilled by the Pharmacy & Consumer Wellness segment. Effective January 1, 2023, mail & specialty revenues exclude Maintenance Choice activity, which is now reflected within pharmacy network revenues. Prior period financial information has been revised to conform with current period presentation.
(11) Generic dispensing rate is calculated by dividing the segment’s generic drug claims processed or prescriptions filled by its total claims processed or prescriptions filled. Management uses this metric to evaluate the effectiveness of the business at encouraging the use of generic drugs when they are available and clinically appropriate, which aids in decreasing costs for client members and retail customers. This metric provides management and investors with information useful in understanding trends in segment total revenues and operating results.
(12) Same store sales and prescription volume represent the change in revenues and prescriptions filled in the Company’s retail pharmacy stores that have been operating for greater than one year, expressed as a percentage that indicates the increase or decrease relative to the comparable prior period. Same store metrics exclude revenues and prescriptions from LTC and infusion services operations. Effective January 1, 2023, same store sales also include digital sales initiated online or through mobile applications and fulfilled through the Company’s distribution centers. Prior period financial information has been revised to conform with current period presentation. Management uses these metrics to evaluate the performance of existing stores on a comparable basis and to inform future decisions regarding existing stores and new locations. Same-store metrics provide management and investors with information useful in understanding the portion of current revenues and prescriptions resulting from organic growth in existing locations versus the portion resulting from opening new stores.